Exhibit 99.1

Stronghold Digital Mining Closes $10 Million Private Placement and Announces Addition of 600 PH/s through the Purchase of 5,000 MicroBT Whatsminer M50 Bitcoin Miners

April 21, 2023 1:18 PM EDT

NEW YORK, April 21, 2023 (GLOBE NEWSWIRE) – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, or the “Company”) today announced that it closed the previously announced securities purchase agreements with an institutional investor and the Company’s chairman and chief executive officer, Greg Beard (collectively the “Purchasers”), and sold 9,000,000 shares of Class A Common Stock and share equivalents to the institutional investor and 1,000,000 shares of Class A Common Stock to Mr. Beard, in each case at a price of $1.00 per share equivalent (the “Private Placement”). The Company also issued to the Purchasers warrants to purchase an aggregate of 10,000,000 shares of Class A Common Stock, with an initial exercise price of $1.10 per share (subject to adjustments), and such warrants are not exercisable until six months after issuance. In addition, the exercise price for the 5,602,409 warrants previously issued to the Purchasers on September 19, 2022, will be adjusted from $1.75 per share to $1.01 per share.

The non-brokered Private Placement closed on April 21, 2023. Gross proceeds from the Private Placement were $10 million, before deducting offering expenses.

Growing Hash Rate Capacity by over 20% through Highly Accretive Purchase of Bitcoin Miners

On April 20, 2023, Stronghold entered into a Master Sales and Purchase Agreement to acquire 5,000 new, latest-generation MicroBT Whatsminer M50 miners (the “M50 Miners”) for $15.50 per terahash per second, including shipping (the “Miner Purchase”). The M50 Miners have an average hash rate of 118 terahash per second and energy efficiency of 28.5 joules per terahash. This addition of approximately 600 petahash per second of hash rate capacity is expected to grow Stronghold’s total delivered hash rate capacity by over 20% to over 3.2 exahash per second (“EH/s”) and to approximately 3.5 EH/s with all remaining contracted miners delivered. The Company expects to receive and install the M50 Miners in May 2023. The Company continues to believe that it is on track to meet its previously disclosed 4 EH/s guidance for 2023, which represents the approximate capacity of its existing data centers at its wholly owned Panther Creek and Scrubgrass plants.

“If you notice something different about this transaction for us, you are correct,” said Greg Beard, chairman and chief executive officer of Stronghold. “We are not issuing equity to pay creditors. We believe that is in the past. We are issuing equity to invest in growing our business, and I am investing personally because we found an exceptionally compelling opportunity to purchase Bitcoin miners. Recent power prices have been $20-35 per megawatt hour (“MWh”) during the month of April, and forward power prices for the next 12 months currently average approximately $45 per MWh. We expect that the M50 Miners will generate revenue of over $100 per MWh based on current hash price, with minimal incremental cash operating costs, which represents significant potential uplift to revenue and cash flow. We believe that such cash flow uplift would allow us to recover our entire investment in approximately one year based on current hash price, forward power prices, and 95% assumed miner uptime. Said differently, we believe that the purchase price represents approximately one times the annual cash flow uplift, which we view as highly accretive for the Company and our shareholders.”

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Investor Contact:

Matt Glover or Alex Kovtun
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com

Forward Looking Statements:

The information, financial projections and other estimates contained herein contain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including, but not limited to statements regarding the anticipated performance of the Company and its assets. Such  projections and estimates are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company concerning the future performance of the Company and are subject to significant business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements and information included herein. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Forward-looking statements may include statements about various risks and uncertainties, including those described under the heading "Risk Factors" as detailed from time to time in Stronghold’s reports filed with the SEC, including Stronghold’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. Such risk and uncertainties are not exclusive. Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Additionally, descriptions herein of market conditions and opportunities are presented for informational purposes only; there can be no assurance that such conditions will actually occur or result in positive returns. Recipients of this communication should make their own investigations and evaluations of any information referenced herein.